Exhibit 99.1

Moleculin Announces Commencement of NIH-Funded Phase 2 Clinical Trial of STAT3 Inhibitor for the
Treatment of Glioblastoma (NU 21C06)

–  Investigator-Initiated Phase 2 study is being conducted at Northwestern University in cooperation with Moleculin

–  Trial combines WP1066 and radiation, which demonstrated both significant therapeutic response and immune “memory” in glioblastoma animal models

HOUSTON, May 15, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company), a clinical-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the commencement of an Investigator-initiated Phase 2 study evaluating WP1066 in combination with radiation therapy for the treatment of adults with glioblastoma (NU 21C06) in cooperation with the Company. The study is being conducted under Northwestern University’s Investigative New Drug application (IND) which cross references the Company’s own IND, which received clearance from the U.S. Food and Drug Administration (FDA) in April 2022. This trial is funded by the National Institutes of Health (NIH) and BrainUp®, a non-profit organization dedicated to bringing awareness to brain cancer.

Dr. Priya Kumthekar, Associate Professor and the Co-Investigator for the study commented, “There remains a significant unmet need in the treatment of glioblastoma. Based on the data seen to date, we believe that WP1066 in combination with radiation therapy has the potential to address this need and provide patients with a much-needed treatment option. We are pleased to commence this important study with Moleculin.”

WP1066 is Moleculin’s flagship Immune/Transcription Modulator designed to stimulate the immune response to tumors by inhibiting the errant activity of regulatory T cells while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (a cellular signal transducer named after a homologous avian virus called Myelocytomatosis) and HIF-1α (hypoxia-inducible factor 1α). These transcription factors are widely sought targets because of their role in cancer cell survival and proliferation, angiogenesis (coopting vasculature for blood supply), invasion, metastasis, and inflammation associated with tumors.

The NU 21C06 trial is a Phase 2, open-label, multi-arm trial of radiation therapy in combination with WP1066 in newly diagnosed IDH (isocitrate dehydrogenase) wild-type, MGMT-unmethylated glioblastoma patients. The primary outcome measure for the study is progression-free survival and secondary outcome measures include tumor microenvironment analysis.

“To date, WP1066 has demonstrated significant anti-tumor activity in a wide range of tumor cell lines and increased survival in multiple animal models. The combination of WP1066 with radiation in glioma models demonstrated both therapeutic responses and compelling alteration of the immune surveillance within the gliomas which we hope will be replicated in human subjects” according to Dr. Amy Heimberger at Northwestern University.

“We are continuing to evaluate WP1066 in additional indications including for the treatment of pediatric brain tumors and look forward to its continued development,” added Mr. Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Glioblastoma is a common type of tumor originating in the brain. The average annual age-adjusted incidence rate of glioblastoma is 3.19 per 100,000 persons in the United States.1 Glioblastoma is the most aggressive malignant primary brain tumor with a median survival of only 15 months.2 It is the most common malignant primary brain tumor making up 54% of all gliomas and 16% of all primary brain tumors.3 Despite advancements for other cancers, the survival rate for glioblastoma has not changed significantly in the last three decades.4

Moleculin has received Orphan Drug Designation for WP1066 for the treatment of brain tumors, as well as Rare Pediatric Disease designation for three other pediatric indications. For more information about the NU 21C06 Phase 2 study, visit clinicaltrials.gov and reference identifier NCT05879250.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia and soft tissue sarcoma lung metastases.

1 Thakkar J, Dolecek TA, Horbinski C, Ostrom QT, Lightner DD, Barnholtz-Sloan JS, et al. Epidemiologic and molecular prognostic review of glioblastoma. Cancer Epidemiol. Biomarkers Rev. 2014;23(10):1985-96.
2 Koshy M, Villano JL, Dolecek TA, Howard A, Mahmood U, Chmura SJ, et al. Improved survival time trends of glioblastoma using the SEER 17 population-based registries. J Neuro Oncol. 2012;107(1):207-12
3 Ostrom QT, Gittleman H, Farah P, Ondracek A, Chen Y, Wolinsky Y, et al. CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2006-2010. Neuro Oncol. 2013;15 Suppl:2ii-56.
4 De Vleeschouwer S, editor. Brisbane (AU): Codon Publications; 2017 Sep 27.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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